Exhibit 10(aa)

QMAG-Newmont Subordinated Debt Facility

ACN 111 279 906 Ltd (to be renamed QMAG Ltd)

ABN 68 111 279 906

QMCH Pty Ltd

ABN 27 111 293 433

Newmont Finance Limited

ABN 20 062 291 285

If you have any questions about the details of this document please contact Peter Wilkes on + 61 8 9426 8000

Clayton Utz Lawyers

QV1 250 St Georges Terrace Perth WA 6000 Australia

GPO Box P1214 Perth WA 6844

T + 61 8 9426 8000 F + 61 8 9481 3095

www.claytonutz.com

Our reference PJW:80013608

Table of Contents

1.	Interpretation		1
	1.1	Definitions	1
	1.2	References to certain general terms	10
	1.3	Number	10
	1.4	Headings	10

2.	The Facility and Facility Limits		11

3.	Using the Facility		11

	3.1	Drawing down	11
	3.2	Requesting the Drawing	11
	3.3	Effect of a Drawdown Notice	11
	3.4	Conditions to the Drawing	11
	3.5	Benefit of conditions	11

4.	Interest		12

5.	Amortisation		12

	5.1	Mandatory principal repayments	12
	5.2	Reduction of Facility Limit	12

6.	Repaying and prepaying		12

	6.1	Repayment	12
	6.2	Prepayment	12
	6.3	Prepayment and the Facility Limit	12

7.	Payments from Available Funds		13

	7.1	Payments	13
	7.2	Dividends	14

8.	Payments		14

	8.1	Manner of payment	14
	8.2	Currency of payment	14

9.	Withholding tax		15

	9.1	Payments by Company	15

10.	Increased costs		15

	10.1	Compensation	15
	10.2	Possible minimisation	15

11.	Illegality or impossibility		16

	11.1	Financier’s right to suspend or cancel	16
	11.2	Extent and duration	16
	11.3	Notice requiring prepayment	16

12.	Representations and warranties		16

	12.1	Representations and warranties	16
	12.2	Repetition of representations and warranties	19
	12.3	Reliance	19

13.	Undertakings		19

i

	13.1	General undertakings	19
	13.2	Information undertakings	21
	13.3	Financial Indebtedness undertaking	22
	13.4	Negative pledge	22

14.	Default		23

	14.1	Events of Default	23
	14.2	Consequences of default	25

15.	Costs and indemnities		25

	15.1	Indemnity	25
	15.2	Items included in loss, liability and Costs	25
	15.3	Currency conversion on judgment debt	25

16.	Application of payments		26

17.	Dealing with interests		26

	17.1	No dealing by Company	26
	17.2	Dealings by Financier	26
	17.3	Release	26

18.	Financial Model and Development Plan		26

	18.1	Provision of information	26
	18.2	Preparation of Development Plan	26
	18.3	Updating of the Development Plan and Financial Model	27
	18.4	Considerations in updating Financial Model	27

19.	Guarantee and indemnity		27

	19.1	Consideration	27
	19.2	Guarantee	27
	19.3	Nature of guarantees	27
	19.4	Indemnity	27
	19.5	Reinstatement of rights	28
	19.6	Rights of the Finance Parties are protected	28
	19.7	No merger	29
	19.8	Guarantor’s rights are suspended	29
	19.9	Guarantor’s right of proof limited	29
	19.10	No set-off against assignees	29
	19.11	Suspense account	29
	19.12	Right to prove	29

20.	Notices		30

	20.1	Form	30
	20.2	Delivery	30
	20.3	When effective	30
	20.4	Receipt - postal	30
	20.5	Receipt - fax	30
	20.6	Receipt - general	30
	20.7	Waiver of notice period	30

21.	General		31

	21.1	Application to Transaction Documents	31
	21.2	Consents	31

ii

21.3	Certificates	31
21.4	Set-off	31
21.5	Discretion in exercising rights	31
21.6	Partial exercising of rights	31
21.7	No liability for loss	31
21.8	Conflict of interest	31
21.9	Remedies cumulative	31
21.10	Indemnities	31
21.11	Rights and obligations are unaffected	32
21.12	Inconsistent law	32
21.13	Supervening legislation	32
21.14	Variation and waiver	32
21.15	Confidentiality	32
21.16	Further steps	32
21.17	Counterparts	32
21.18	Governing law	32
21.19	Serving documents	33
21.20	Code of Banking Practice	33

Schedule 1 - Conditions precedent (clause 3.4)		34

Schedule 2 - Drawdown Notice (clause 3)		37

Schedule 3 - Preliminary Development Plan		38

iii

Agreement made at Brisbane on 29 November 2004

Parties	ACN 111 279 906 Ltd (to be renamed QMAG Ltd) ABN 68 111 279 906 of Ground Floor 76 Kings Park Road, West Perth, Western Australia (“Company”)
QMCH Pty Ltd ABN 27 111 293 433 of Ground Floor 76 Kings Park Road, West Perth, Western Australia, (“QMCH”) (“Guarantor”)
Newmont Finance Limited ABN 20 062 291 285 of 100 Hutt Street, Adelaide, South Australia (“Financier”)

1.	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

Accountable Taxes means any Taxes imposed by a Relevant Country other than those which would not be required to be deducted by the Company if the Financier provided the Company with any of its name, address, registration number or similar details or any relevant tax exemption or similar details.

Acquisition means the completion of the acquisition of the Project including satisfying all of the conditions to completion in accordance with the Sale and Purchase Agreement.

Acquisition Facility means the cash advance acquisition facility granted by the Senior Financier under the Senior Financier Facility Agreement.

Acquisition Facility Commitment has the meaning ascribed to that term in the Senior Financier Facility Agreement.

AMC means Australian Magnesium Corporation (ABN 51 010 441 666).

Amount Owing means the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Transaction Document (including transactions in connection with them) to the Financier.

Approved Capex means all sustaining capital expenditure on the Project incurred and paid by a Project Party in accordance with the Development Plan and Financial Model or as otherwise approved by the Company and the Senior Financier, but excluding Approved Project Costs and Operating Costs.

Approved Project Costs means the capital costs of planning, design, construction, development and commissioning of the Approved Projects in accordance with the Financial Model and the Development Plan or as otherwise approved by the Company and Senior Financier.

Approved Projects means any combination of the following:

(a)	relocating and/or upgrading the processing equipment at KG2; and

(b)	purchase and construction of a new rotary kiln primarily used to produce a new single-burn magnesia product; and

(c)	acquisition of the Cement Australia plant; and

(d)	capital improvements to the Cement Australia plant (whether owned or to facilitate treatment of multiple streams on a tolling basis); and

(e)	purchase of the Yaamba Tenements; and

(f)	modifications to screening arrangements together with an alternate trucking fleet; and

(g)	relocating and/or upgrading the processing equipment at KG1; and

(h)	improvements to the Parkhurst processing facilities to facilitate segregation of product streams; and

(i)	such other projects approved by the Company and the Senior Financier.

Approved Purpose means applying the Drawing:

(a)	to fund part of the Acquisition of the Project; and

(b)	to fund part of the repayment of the Interim Working Capital Debt; and

(c)	to fund the Approved Capex and Approved Project Costs.

Assumptions in relation to the Financial Model, means the economic and technical assumptions (including assumptions relating to mining rates, throughput, account balances, escalation factors, discount rates, interest rates, inflation rates and Taxes) necessary to run the Financial Model.

Authorisation means:

(a)	any consent, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval, authority or exemption (including, without limitation, the Tenements) from, by or with a governmental agency; or

(b)	in relation to anything which will be prohibited or restricted in whole or part by law if a governmental agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of such period without such intervention or action.

Authorised Officer means:

(a)	in the case of the Financier, a director or secretary, or any other person nominated by the Financier as an Authorised Officer for the purposes of the Transaction Documents; and

(b)	in the case of the Company, a person appointed by the Company to act as an Authorised Officer under the Transaction Documents to which it is a party.

Available Funds means on a Calculation Date the total of all cash funds available to the Company derived from:

(a)	all revenue received from the sale of magnesite and magnesium products;

(b)	any amounts received by the Company in respect of the sale or disposal of all or any other assets;

(c)	drawings under the Senior Financier Facility Agreement, the Sponsor Subordinated Facility Agreement, and this Agreement;

(d)	moneys received under any Hedge Contracts;

(e)	all proceeds of insurance;

(f)	any amount received by way of damages, liquidated or otherwise; and

(g)	interest received on any bank accounts of the Company.

Bill has the meaning it has in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.

Business Day means a day on which banks are open for general banking business in Adelaide, Sydney and Brisbane (not being a Saturday, Sunday or public holiday in that place).

Calculation Date means 31 March, 30 June, 30 September and 31 December in each year or if that date is not a Business Day then the next succeeding Business Day (unless that date falls in the following month, in which case the Calculation Date is the previous Business Day).

Company means ACN 111 279 906 Ltd, ABN 68 111 279 906 (to be renamed QMAG Ltd).

Consolidated Group means either a “consolidated group” or “MEC group” as defined in Division 721 and section 995 of the Tax Act.

Contested Tax means a Tax payable by a person where the person:

(a)	is contesting in good faith its liability to pay that Tax; and

(b)	is not required by applicable law to pay that Tax prior to contesting its liability to pay that Tax; and

has set aside sufficient reserves for that Tax in accordance with approved accounting standards and, if not inconsistent with those approved accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate and over time.

Control of a corporation includes the direct or indirect power to directly or indirectly:

(a)	direct the management or policies of the corporation; or

(b)	control the membership of the board of directors,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation or otherwise.

Controller has the meaning it has in the Corporations Act.

Costs includes costs, charges and expenses, including those reasonably incurred in connection with advisers.

Deed of Security means the deed entitled (“QMAG Deed of Security”) dated on or about the date of this agreement between each Obligor and the Security Trustee.

Development Plan means the plan to be compiled by the Company in relation to the Project and approved by the Senior Financier in accordance with the Senior Financier Facility Agreement, which will be based upon and consistent with the Preliminary Development Plan (unless otherwise agreed by the Senior Financier and the Company), setting out the scope and guidelines under which the Project will be developed and operated and initialled by the Senior Financier for the purposes of identification, as that plan may be amended, varied or updated from time to time.

Reference to the “Development Plan” in clauses 12 and 13 and in Schedule 1 and in the definitions used in those clauses and that Schedule are references to the Preliminary Development Plan until the Development Plan has been approved by the Senior Financier and the Company.

Directive means:

(a)	a law; or

(b)	a treaty, an official directive, request, guideline or policy (whether or not having the force of law) with which responsible financiers generally comply in carrying on their business.

Drawdown Date means the date on which the Drawing is made in accordance with the Drawdown Notice.

Drawdown Notice means a notice given in accordance with clause 3.2 (“Requesting the Drawing”).

Drawing means the provision of credit to the Company by means of a single cash advance under the Facility or, if the context so requires, the outstanding principal amount of the drawing.

Encumbrance means any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement; or

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

(c)	right that a person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

(d)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Environment includes but is not limited to:

(a)	the air (including the air within buildings and the air within other natural or man-made structures above or below ground);

(b)	ground water, surface water, coastal or inland waters, acquifers, pipes, drains and sewers;

(c)	land, including buildings and other structures in, on or under it and any soil and anything below the surface of the land; and

(d)	human health or safety, living organisms and ecological systems.

Environmental Approval means any Authorisation of any kind relating to the Environment required by any governmental agency or under any Environmental Law in relation to the carrying on of the Project.

Environmental Law means a law relating to the Environment, including, without limitation, a law relating to water; water catchment; pollution of air, soil, ground water or water; noise; soil chemicals; pesticides; hazardous substances; Environmental Contaminants; the ozone layer; waste; dangerous goods; public health; occupational health and safety; environmental hazards; any aspect of protection of the Environment, or the enforcement or administration of any such law (whether that law arises under statute or common law or pursuant to any permit, licence, approval, notice, decree, order or directive of any governmental agency or otherwise).

Environmental Liability means any of the following liabilities which arise, directly or indirectly, from or in relation to the Project:

(a)	all costs and expenses associated with complying with the requirements of any governmental agency under an Environmental Law or in connection with an Environmental Approval; and

(b)	any compensation or other moneys that a governmental agency requires to be paid to any person under an Environmental Law or an Environmental Approval; and

(c)	any fines or penalties incurred under an Environmental Law or Environmental Approval; and

(d)	all costs and expenses incurred in complying with or avoiding a contravention of an Environmental Law or Environmental Approval; and

(e)	all losses, costs and expenses (including, without limitation, all legal and consultancy costs) which are incurred as a result of any contravention or alleged contravention of an Environmental Law or Environmental Approval; and

(f)	all other claims, demands, suits, proceedings, causes of action, losses (including consequential losses) damages, costs and expenses arising under an Environmental Law or Environmental Approval and legal or consulting fees and interest.

Environmental Contaminants means all pollutants or contaminants (including any chemical, biological, industrial, radioactive, dangerous, toxic or hazardous substance, water or residue, whether in solid or liquid form or a gas or vapour) and any genetically modified organisms.

Event of Default means an event so described in clause 14 (“Default”).

Expansion Facility means the cash advance expansion facility granted under the Senior Financier Facility Agreement.

Facility means the loan facility made available to the Company by the Financier in accordance with this agreement.

Facility Limit means A$30,000,000 as reduced by the total of all prepayments and repayments in accordance with this agreement.

Finance Party means each of the Financier and the Security Trustee.

Financial Close means the date on which all of the conditions precedent referred to in clause 3.4 (“Conditions to the Drawing”) have been satisfied or waived in accordance with this agreement.

Financial Indebtedness has the meaning ascribed to that term in the Senior Financier Facility Agreement.

Financial Model means the financial projections as to the performance of the Project over the period that it remains cash flow positive, comprising a computer printout and related data, initially prepared prior to the date of this agreement by the Company and initialled by an Authorised Officer of each of the Company and the Senior Financier, as subsequently updated in accordance with clause 18.3 (“Updating of the Development Plan and Financial Model”).

Financial Ratio Test has the meaning given to that term in the Senior Financier Facility Agreement.

Financial Statements means:

(a)	a profit and loss statement; and

(b)	a balance sheet; and

(c)	a statement of cash flows,

together with any notes to those documents and a directors’ declaration as required under the Corporations Act and any other information necessary to give a true and fair view.

Financier means Newmont Finance Limited ABN 20 062 291 285.

Guarantee means the guarantee and indemnity in clause 19 (“Guarantee and Indemnity”).

Guaranteed Money means, in respect of the Guarantor, at any time, all amounts then due for payment or which will or may become due for payment or which remain unpaid by the Company to:

(a)	the Security Trustee (for its own account or for the account of the Financier); or

(b)	the Financier,

in connection with the Transaction Documents (including transactions in connection with them).

Without limiting this definition, it includes amounts then due for payment or which will or may become due for payment or which remain unpaid to the Security Trustee or the Financier as the case may be in its capacity as an assignee because it has taken an assignment of a Transaction Document in accordance with this agreement, and whether or not:

(a)	the Guarantor was aware of the assignment or consented to it; or

(b)	the assigned obligation was secured before the assignment.

Guarantor means QMCH.

Head Company has the same meaning as in section 995-1 of the Tax Act.

Hedge Transactions means:

(a)	transactions that hedge the Company against changes in exchange rates; and

(b)	transactions that are interest rate swaps or other hedges against changes in interest rates; and

(c)	any other derivative transactions that otherwise hedge against risks applicable to the Project Parties.

Hedging Contract means an ISDA Master Agreement entered into between the Company or any other Project Party, and a bank or financial institution and all Hedge Transactions under it.

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it has a Controller appointed, is in liquidation, in provisional liquidation, under administration or wound up or has had a Receiver appointed to any part of its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Financier); or

(d)	an application or order has been made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)	it is taken (under section 459(F)(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)	it is the subject of an event described in section 459(C)(2)(b) or section 585 of the Corporations Act; or

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction,

and Insolvency has an equivalent meaning.

Interest Payment Date means each Calculation Date.

Interest Period means the period from the Drawdown Date to but excluding the first Calculation Date to occur after the Drawdown Date and each successive period from and including the Calculation Date to but excluding the next Calculation Date.

Interim Working Capital Debt means an interim working capital loan provided to the Company by the Sponsor and the Financier (in equal proportions) prior to the date of Acquisition.

Interest Rate means one percent (1%) per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the Company’s ability to comply with its obligations under any Transaction Document; or

(b)	the value of all or substantially all of the property secured by all the Security.

Maturity Date means the 10th anniversary of the Drawdown Date, but if that is not a Business Day, then the preceding Business Day.

Meridian Security means the deed entitled “Senior Deed of Charge” dated on or about the date of this agreement between Rocky Leasing Pty Limited and the Security Trustee.

Mining Act means the Mineral Resources Act 1989 (Qld).

Obligors means the Company and the Guarantor.

Operating Costs means all expenses (including recurrent maintenance and replacement expenditure of a routine nature) incurred and paid by a Project Party in the ordinary course of business in connection with the day-to-day activities of the Project.

Permitted Encumbrance means:

(a)	an Encumbrance created or existing with the consent of the Financier; or

(b)	an Encumbrance granted under a Transaction Document; or

(c)	deposits or pledges to secure contracts in the ordinary course of business; or

(d)	any Encumbrance which existed over any asset prior to its acquisition provided that the amount secured is not increased; or

(e)	any Encumbrance arising by operation of law; or

(f)	a lien arising by operation of law which secures money owing in respect of goods or services provided in the ordinary course of business; or

(g)	a pledge created in the ordinary course of business to secure the purchase price of goods or trade finance on usual terms from a supplier or the Company’s financier; or

(h)	a right of title retention in connection with the acquisition of goods or services in the ordinary course of business, on the supplier’s usual terms of sale and where there is no default in connection with the relevant acquisition; or

(i)	any Encumbrance created under any order of attachment, distraint or similar legal process arising in connection with current proceedings if their execution or enforcement is effectively stayed and the claims to which they relate are being diligently contested in good faith by appropriate proceedings and adequate provision has been made for adverse judgments or orders; or

(j)	any rights conferred by the lodging of security bonds or deposits in connection with any mining operation including exploration, prospecting or mining tenements (including ancillary licences) and infrastructure arrangements owned, provided to or applied for by the Company or any of its Subsidiaries; or

(k)	any Encumbrance which is created as security for any borrowing from bankers or others for the purpose of financing any export or import trading contract in respect of which any part of the price receivable or payable is receivable or payable within 180 days of the date of shipment or is guaranteed or insured by any institution carrying on an export or import credit guarantee or insurance business, provided that such borrowings do not exceed the sum so guaranteed or insured, and provided further that any security is restricted to the items sold or purchased under such contract.

Preliminary Development Plan means the preliminary plan compiled by the Company setting out in overview the proposed scope and guidelines under which the Project will be developed and operated, which plan has been approved by the Senior Financier and is comprised of the materials provided to the Senior Financier prior to the date of this Agreement and which are described in Schedule 5, and, as that plan may be amended, varied or updated from time to time by agreement of the Senior Financier and the Company.

Priority Deed means the agreement entitled “QMAG Priority Deed” dated on or about the date of this deed between the Security Trustee, MAG Rentals Pty Ltd (ACN 077 306 702), the Guarantor, Rocky Leasing Pty Ltd (ACN 077 306 757), QMCK, QMCR, Kingston Factors Pty Ltd (ACN 050 636 014), and Meridian International Capital Ltd (ACN 050 290 974)..

Project means the Queensland Magnesia Project located in central Queensland, north of Rockhampton, comprising the construction, development and operation by the Company of the Kunwarara mining operation and Parkhurst processing facilities for the purpose of producing magnesite and magnesia products in commercial quantities.

Project Area means:

(a)	the areas where Project Party is entitled to conduct mining operations in accordance with the Tenements; and

(b)	any freehold, leasehold and other land in respect of which a Project Party has:

(i)	an interest; or

(ii)	an easement; or

(iii)	a right of access to or entry upon,

for the purposes of the development and operation of the Tenements.

Project Assets means all the right, title and interest both present and future of the Project Parties which is attributable to the Project and includes all the right, title and interest both present and future of the Project Parties in, to, under or derived from:

(a)	the Tenements, including any title to or interest in the Tenements now or at a later time held by a Project Party; and

(b)	magnesite or magnesia products; and

(c)	all buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time acquired, leased or held and used or intended for use in connection with or incidental to the mining, extraction and treating, of magnesite and the production of magnesia products, and all associated facilities and infrastructure; and

(d)	the Project Area, including any title to or interest in the land included in the Project Area now or at a later time held by a Project Party; and

(e)	every contract for the use by any third party of any of the assets and property included in the Project; and

(f)	Authorisations in relation to the Project; and

(g)	any other contract, agreement, permit, lease, licence, consent, easement, right of way and other rights or interests in land, which relates to the construction, operation or maintenance of the Project, or to the mining, production, transportation, storage, treatment or marketing of magnesite and magnesia products; and

(h)	all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological and geophysical work, feasibility studies and other operations conducted with respect to the Project Area.

Project Party means the Company, the Guarantor, QMCK, QMCR and QMPL.

Project Life Period means the period commencing prior to the date of this agreement and ending at the end of the economic life of the Project, as identified in the most recent Financial Model.

QMCK means QMC Kuwarara Pty Ltd (ABN 38 058 918 175).

QMCR means QMC (Refmag) Pty Ltd (ABN 57 003 858 099).

QMPL means Queensland Magnesia Pty Ltd (ABN 43 010 823 588).

Receiver includes a receiver or receiver and manager.

Related Entity has the meaning it has in the Corporations Act.

Relevant Country means any country, or political sub-division of one or more countries, or any federation or association of countries in which the Company is either incorporated or is resident or domiciled for any tax purpose or in which the Company carries on business or owns or leases property or from which, or through which, any payment under a Transaction Document is made.

Sale and Purchase Agreement means the agreement entitled “Sale Agreement, QMAG Joint Venture and Associated Assets” dated on or about the date of this Agreement between AMC, the Company, the Project Parties, the Sponsor, RCF Management L.L.C, Australian Magnesium Operations Ltd and QMC Investments Pty Ltd.

Secured Property has the meaning given to that term in the Deed of Security.

Security means -

(a)	the Deed of Security;

(b)	the Meridian Security;

(c)	the Guarantee;

(d)	the Shareholders Mortgage; and

(e)	any other document or Encumbrance collateral to any of them or which secures the Company’s obligations under a Transaction Document.

Security Provider means each person who gives a Security.

Security Trust Deed means the deed entitled “Security Trust Deed - QMAG Security Trust” dated on or about the date of this agreement.

Security Trustee means the security trustee appointed pursuant to the terms of the Security Trust Deed from time to time.

Senior Financier means ABN AMRO Bank N.V. (Australian Branch) or its successor or permitted assignee or subsequent successor or assignee.

Senior Financier Facility Agreement means the agreement dated on or about the date of this agreement between the Senior Financier, the Security Trust, the Company and the Guarantor and such other agreement as replaces or is entered into in place of that agreement whether pursuant to an assignment or as a result of any refinancing.

Shareholder Mortgage means the deed entitled “QMAG Project - Shareholder Mortgage” dated on or about the date of this agreement between the Sponsor, the Company and QMC Refmag Pty Ltd as mortgagors and the Security Trustee.

Sponsor means Resource Capital Fund III L.P.

Sponsor Subordinated Facility Agreement means the agreement entitled “QMAG Sponsor Subordinated Debt Facility” dated on or about the date of this agreement between the Company, the Guarantor and the Sponsor.

Subordination Deed means the deed entitled “Subordination Deed” dated on or about the date of this agreement between, among others, the Security Trustee, the Senior Financier, the Sponsor, the Financier and the Company.

Subsidiary of an entity means another entity which is a subsidiary of the first within the meaning of part 1.2 division 6 of the Corporations Act or is a subsidiary of or otherwise controlled by the first within the meaning of any approved accounting standard.

Tax Act means the Income Tax Assessment Act 1936 (Cwlth) and the Income Assessment Act 1997 (Cwlth).

Taxes means taxes, levies, imposts, charges and duties (including stamp and transaction duties) imposed by any authority together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, the net income of the Financier.

Tax Indemnity Deed means an agreement relating to the payment of the Tax liabilities of a Consolidated Group.

Tenements means all tenements now held or which are acquired in the future by the Company or any Project Party in relation to the Project including without limitation:

(a)	ML 5868, ML 5869, ML 5870, ML 80067, MDL 344 and MDL 256; and

(b)	any tenement issued in renewal or replacement of the tenement referred to above or upon a consolidation, subdivision or variation of that tenement.

Transaction Documents means:

(a)	this agreement;

(b)	the Sponsor Subordinated Facility Agreement;

(c)	the Senior Financier Facility Agreement;

(d)	each Security;

(e)	the Security Trust Deed;

(f)	the Subordination Deed;

(g)	the Priority Deed; and

(h)	any document which the Company acknowledges in writing to be a Transaction Document.

TSA means a tax sharing agreement of a type referred to in section 721-25 of the Tax Act.

Valid Tax Sharing Agreement means a TSA that complies with the requirements in section 721-25 of the Tax Act, the Income Tax Regulations, the ATO Receivables Policy, and any other administrative policy or statement.

Working Capital Facility means the revolving cash advance facility granted under the Senior Financier Facility Agreement.

Working Capital Reserve Amount means A$3 million.

Yaamba Tenements means:

(a)	MDL’s 194 and 195; and

(b)	any tenement issued in renewal or replacement of the tenement referred to above or upon a consolidation, subdivision or variation of that tenement.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(a)	a group of persons is a reference to any two or more of them jointly and to each of them individually;

(b)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(c)	an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(d)	anything (including an amount) is a reference to the whole and each part of it;

(e)	a document (including this agreement) includes any variation or replacement of it;

(f)	law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(g)	an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(h)	Australian Dollars, dollars, $ or A$ is a reference to the lawful currency of Australia;

(i)	United States Dollars or US$ is a reference to the lawful currency of the United States of America.

(j)	a time of day is a reference to Brisbane time;

(k)	the word “person” includes an individual, a firm, a body corporate, an unincorporated association and an authority;

(l)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(m)	the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(n)	the Corporations Act is a reference to the Corporations Act 2001 (Cwlth).

1.3	Number

The singular includes the plural and vice versa.

1.4	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

2.	The Facility and Facility Limits

The Financier agrees to provide Drawing to the Company under the Facility up to an aggregate principal amount equal to the Facility Limit, subject to the terms of this agreement and in reliance on the representations and warranties contained in it.

3.	Using the Facility

3.1	Drawing down

The Company need not use the Facility. However, if the Company wants to use the Facility, it may do so by a single Drawing in an amount equal to the Facility Limit.

3.2	Requesting the Drawing

If the Company wants to make the Drawing, it agrees to give notice to the Financier by 11am on the third Business Day before the day it wants the Drawing which notice must be in or substantially in the form of schedule 2 and:

(a)	be signed by an Authorised Officer of the Company; and

(b)	specify the proposed Drawdown Date - (which must be a Business Day); and

(c)	shall contain a representation and warranty by the Company that the representations and warranties by it set out in clause 12 (“Representations and warranties”) are correct and not misleading in any material respect on the date of the Drawdown Notice and that each such representation and warranty made by it will be correct and not misleading in any material respect on the Drawdown Date.

3.3	Effect of a Drawdown Notice

A Drawdown Notice is effective when the Financier actually receives it in legible form. An effective Drawdown Notice is irrevocable.

3.4	Conditions to the Drawing

(a)	The Company agrees not to request the Drawing until the Financier has received every item listed in Schedule 1 (“Conditions precedent”) in form and substance satisfactory to the Financier. Any item required to be certified must be certified by a secretary or a director of the Company, or Security Provider (as applicable) as being true and complete as at a date no earlier than the date of this agreement. The Financier agrees to notify the Company as soon as practicable after the Financier receives the final item.

(b)	The Financier need not provide the Drawing unless:
(i)	the Financier has received the Drawdown Notice in respect of it; and

(ii)	the Financier is satisfied that the representations and warranties in clause 12 (“Representations and warranties”) and in the Drawdown Notice and the statements in the Drawdown Notice are correct and not misleading at the date of the Drawdown Notice and at the date the accommodation is provided; and

(iii)	the Financier is satisfied that no Event of Default continues unremedied, or would result from the accommodation being provided;

3.5	Benefit of conditions

Each condition to the Drawing is for the sole benefit of the Financier and may be waived by it.

4.	Interest

The Company agrees to pay interest on the Drawing for each of its Interest Periods at the applicable Interest Rate. Interest:

(a)	accrues daily from and including the first day of an Interest Period to and including the last day of the Interest Period; and

(b)	is payable on each Interest Payment Date subject to clause 7; and

(c)	is calculated on actual days elapsed and a year of 365 days.

Where on an Interest Payment Date there are not sufficient Available Funds to pay the interest due on that date in accordance with clause 7 then such interest will continue to accrue and be payable in accordance with this clause on the next Interest Payment Date on which funds are available in accordance with clause 7 to make such payment.

5.	Amortisation

5.1	Mandatory principal repayments

To the extent that on a Calculation Date (occurring after all Financial Indebtedness owing under the Sponsor Subordinated Facility Agreement has been repaid in full) there are:

(a)	Available Funds in excess of the Working Capital Reserve Amount; and

(b)	an amount equal to the next 12 months budgeted Approved Capex (after making all other payments provided for in accordance with clauses 7.1(a) to 7.1(k)),

the Company must apply those funds by way of a principal repayment under the Facility.

5.2	Reduction of Facility Limit

The Facility Limit is reduced by amounts repaid under clause 5.1

6.	Repaying and prepaying

6.1	Repayment

Notwithstanding clause 5.1, the Company agrees to repay the Drawing on the Maturity Date.

6.2	Prepayment

Without limiting its obligations under clause 5.1 and subject to clause 7.2, the Company may prepay the Drawing, as follows:

(a)	the prepayment amount must be at least A$100,000 and a whole multiple of A$100,000; and

(b)	the Company must notify the proposed prepayment to the Financier by 11am on the fourth Business Day before the prepayment (Once given, a notice of prepayment is irrevocable and the Company is obliged to prepay in accordance with the notice).

6.3	Prepayment and the Facility Limit

The Facility Limit in respect of the Facility (in addition to any repayments made under clause 5.1 (“Mandatory principal repayments”)), is reduced by amounts prepaid.

7.	Payments from Available Funds

7.1	Payments

Subject to clause 7.2, the Company undertakes to apply Available Funds for the following purposes and in the following order of priority and not otherwise:

(a)	first, in or towards paying or meeting:

(i)	any amounts which constitute Operating Costs; or

(ii)	any amounts which constitute Approved Capex,

properly incurred, as and when those amounts fall due for payment;

(b)	second, in or towards paying or meeting any fees, Taxes or royalties, and interest thereon, paid by the Company or a Subsidiary to the Commonwealth or Queensland Governments or to any governmental agency in respect of the Project (whether currently payable or levied or imposed after the date of this agreement) as and when those amounts fall due for payment; and

(c)	third, in or towards paying or meeting Approved Project Costs properly incurred, as and when those amounts fall due for payment; and

(d)	fourth, on each date for payment by it under any Hedging Contract in payment of amounts due on that date under that Hedging Contract; and

(e)	fifth, on each date for payment by it of fees, interest and other amounts, (except for principal) payable under the Senior Financier Facility Agreement including any amounts required to be set aside or paid into any other accounts for reserve liquidity purposes or otherwise; and

(f)	sixth, in making voluntary principal prepayments in respect of the Working Capital Facility in accordance with the Senior Financier Facility Agreement; and

(g)	seventh, in making principal repayments in respect of the Acquisition Facility in accordance with the Senior Financier Facility Agreement; and

in each of the following cases, provided that the Company has Available Funds excess to the Working Capital Reserve Amount then in payment of the following amounts,

(h)	eighth, from the first date that the Acquisition Facility Commitment becomes zero and the Company satisfying the Financial Ratio Test for so long as it is bound by it under the Senior Financier Facility Agreement:

(i)	to the extent that the Company makes a principal repayment or payment of interest under the Sponsor Subordinated Facility Agreement, in payment of that amount (“Subordinated Payment”); and

(ii)	on the same date and in the same amount as the Subordinated Payment (if any) - in making principal repayments under the Expansion Facility,

provided that if any interest is due and owing to the Financier under clause 4 then the Company confirms that it has been directed by the Sponsor to, and will, apply 50% of the Subordinated Payment (or such lesser amount as is necessary) towards payment of interest due in accordance with clause 4; and

(i)	ninth, from the first date that -

(i)	the total amount owing under the Expansion Facility becomes zero, in making principal prepayments or repayments or payments of interest under the Sponsor Subordinated Facility Agreement provided that if any interest is due and owing to the Financier under clause 4 then the Company confirms that it has been directed by the Sponsor to, and will, apply 50% of such payment (or such lesser amount as is necessary) towards payment of interest due in accordance with clause 4; or

(ii)	the total amount owing under the Sponsor Subordinated Facility Agreement becomes zero, in making principal prepayments or repayments under the Expansion Facility in accordance with the Senior Financier Facility Agreement; and

(j)	tenth, in making payments of interest and expenses when due in accordance with clause 4 of this Agreement; and

in the following case, provided that the Company has Available Funds in excess of the Working Capital Reserve Amount and an amount equal to the next 12 months budgeted Approved Capex,

(k)	eleventh, from the first date that all amounts owing under the Sponsor Subordinated Facility Agreement and Senior Financier Facility Agreement have been repaid in full, on each Calculation Date in making payment of any amount in respect of its principal repayment obligations under clause 5 this Agreement.

7.2	Dividends

Subject to the terms of the Senior Financier Facility Agreement the Company may at any time pay a dividend or other distribution (in its discretion) to shareholders of the Company in their capacity as shareholders, provided that at the same time as making that payment the Company pays an equivalent amount by way of principal prepayments in respect of the Facility in accordance with clause 6.

8.	Payments

8.1	Manner of payment

Unless a provision of a Transaction Document expressly states otherwise, the Company agrees to make payments (including by way of reimbursement) under each Transaction Document:

(a)	on the due date (or, if that is not a Business Day, on the next Business Day unless that day falls in the following month or after the Maturity Date, in which case, on the previous Business Day); and

(b)	not later than 10am in the place for payment; and

(c)	in Australian Dollars in immediately available funds; and

(d)	in full without set-off or counterclaim and without any deduction in respect of Taxes unless prohibited by law; and

(e)	to the Financier by payment into the account nominated by the Financier, or by payment as the Financier otherwise directs.

If the Financier directs the Company to pay a particular party or in a particular manner, the Company is taken to have satisfied its obligation to the Financier by paying in accordance with the direction.

The Company satisfies a payment obligation only when the Financier or the person to whom it has directed payment receives the amount.

8.2	Currency of payment

The Company waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due. However, if the Financier receives an amount in a currency other than that in which it is due:

(a)	it may convert the amount received into the due currency (even though it may be necessary to convert through a third currency to do so) on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as it reasonably considers appropriate. It may deduct its usual Costs in connection with the conversion; and

(b)	the Company satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency obtained from the conversion after deducting the Costs of the conversion.

9.	Withholding tax

9.1	Payments by Company

If a law requires the Company to deduct an amount in respect of Taxes from a payment under any Transaction Document such that the Financier would not actually receive on the due date the full amount provided for under the Transaction Document, then:

(a)	the Company agrees to deduct the amount for the Taxes (and any further deduction applicable to any further payment due under paragraph (c) below); and

(b)	the Company agrees to pay an amount equal to the amount deducted to the relevant authority in accordance with applicable law and give the original receipts to the Financier; and

(c)	if the amount deducted is in respect of Accountable Taxes, the amount payable is increased so that, after making the deduction and further deductions applicable to additional amounts payable under this clause, the Financier is entitled to receive (at the time the payment is due) the amount it would have received if no deductions had been required.

The Financier must account to the Company for any tax credit or other net benefit it receives as a result of the operation of this clause.

10.	Increased costs

10.1	Compensation

The Company agrees to compensate the Financier on demand if the Financier determines that:

(a)	a Directive or change in Directive, in either case applying for the first time after the date of this agreement; or

(b)	a change in a Directive’s interpretation or administration by an authority after the date of this agreement; or

(c)	compliance by the Financier or any of its Related Entities with any such Directive, changed Directive or changed interpretation or administration directly or indirectly:

(i)	increases the cost of the Facility to the Financier or any of its Related Entities; or

(ii)	reduces any amount received or receivable by the Financier, or the effective return to, the Financier or any of its Related Entities, in connection with the Facility; or

(iii)	reduces the return on capital allocated to the Facility, or the overall return on capital of the Financier (or any of its Related Entities).

In this clause 10.1, a reference to a Directive does not include a Directive imposing or changing the basis of a tax on the overall net income of the Financier.

Compensation need not be in the form of a lump sum and may be demanded as a series of payments.

10.2	Possible minimisation

(a)	The Company agrees to compensate the Financier whether or not the increase or reduction could have been avoided. However, if the Company asks, the Financier agrees to consider ways of minimising any increase or reduction.

(b)	Compensation will not be payable under this clause 10 for any amount:

(i)	compensated for by clause 9 or that would have been compensated for under clause 9 but was not so compensated because the amount was not an Accountable Tax; or

(ii)	attributable to any period more than 180 days prior to the date of the demand, if the Financier ought reasonably have been aware of the increased cost and able to quantify its effect prior to that date.

The Financier must on request provide reasonable details to the Company of its calculation of any amount claimed by it under this clause.

11.	Illegality or impossibility

11.1	Financier’s right to suspend or cancel

This clause 11 applies if the Financier determines that:

(a)	a change in a Directive; or

(b)	a change in the interpretation or administration of a Directive by an authority; or

(c)	a Directive,

applying for the first time after the date of this agreement, makes it (or will make it) illegal or impossible in practice for the Financier to fund, provide, or continue to fund or provide, financial accommodation under the Transaction Documents. In these circumstances, the Financier, by giving a notice to the Company, may suspend or cancel some or all of the Financier’s obligations under this agreement as indicated in the notice.

11.2	Extent and duration

The suspension or cancellation:

(a)	must apply only to the extent necessary to avoid the illegality or impossibility; and

(b)	in the case of suspension, may continue only for so long as the illegality or impossibility continues.

11.3	Notice requiring prepayment

If the illegality or impossibility relates to the Drawing, the Financier, by giving a notice to the Company, may require prepayment of all or part of the Drawing and interest accrued on that part. The Company agrees to repay the amount specified within 30 Business Days after receiving the notice (or, if earlier, on the date the illegality or impossibility arises).

12.	Representations and warranties

12.1	Representations and warranties

Each Obligor represents and warrants (except in relation to matters disclosed to the Financier by the Company and accepted by the Financier in writing) that:

(a)	(incorporation and existence) it has been incorporated as a company limited by shares in accordance with the laws of its place of incorporation, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

(b)	(power) it has power to enter into the Transaction Documents to which it is a party and comply with its obligations under them; and

(c)	(no contravention or exceeding power) the Transaction Documents and the transactions under them which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject or cause a limitation on its powers or the powers of its directors to be exceeded; and

(d)	(authorisations) to the best of its knowledge, information and belief after having made proper inquiries, it (or a Project Party) has in full force and effect the Authorisations and Environmental Approvals necessary for it to operate the Project and to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(e)	(validity of obligations) its obligations under the Transaction Documents are valid and binding and are enforceable against it in accordance with their terms; and

(f)	(benefit) it benefits by entering into the Transaction Documents to which it is a party; and

(g)	(accounts) its most recent audited Financial Statements last given to the Financier are a true and fair statement of its financial position as at the date to which they are prepared and disclose or reflect all its actual and contingent liabilities as at that date and are prepared in accordance with Australian accounting principles generally accepted, and relevant corporate laws; and

(h)	(consolidated accounts) if it is required to prepare consolidated Financial Statements under the Corporations Act, the most recent audited consolidated Financial Statements of the economic entity constituted by it and the entities which it controls last given to the Financier are a true and fair statement of the economic entity’s financial position as at the date to which they are prepared and disclose or reflect all the economic entity’s actual and contingent liabilities as at that date and are prepared in accordance with Australian accounting principles generally accepted, and relevant corporate laws; and

(i)	(solvency) there are no reasonable grounds to suspect that it or any of its Subsidiaries is unable to pay its debts as and when they become due and payable; and

(j)	(not a trustee) it does not enter into any Transaction Document as trustee; and

(k)	(ownership of property) to the best of its knowledge, information and belief, after having made proper inquiries, it is the beneficial owner of and has good title to all property held by it or on its behalf and all undertakings carried on by it free from Encumbrances, other than any Permitted Encumbrance; and

(l)	(no benefit to related party or financial assistance) no person has contravened or will contravene section 208, section 209 or section 260A of the Corporations Act by entering into any Transaction Document or participating in any transaction in connection with a Transaction Document; and

(m)	(litigation) there is not actual proceeding and, to the best of its knowledge, information and belief after having made proper inquiries there is no pending or threatened proceeding, affecting it or any of its Subsidiaries or any of their assets before a court, authority, commission or arbitrator except those in which a decision against it or the Subsidiary (either alone or together with other decisions) would not have a or be reasonably likely to have a Material Adverse Effect; and

(n)	(Event of Default) there is no Event of Default except those that have been notified in writing to the Financier and none of those continues unremedied; and

(o)	(default under law - Material Adverse Effect) to the best of its knowledge, information and belief, after having made proper inquiries, neither it nor any of its Subsidiaries is in breach of a law or obligation affecting any of them or their assets in a way which is, or is likely to have, a Material Adverse Effect; and

(p)	(default under contract - Material Adverse Effect) to the best of its knowledge, information and belief after having made proper inquiries, neither it nor any of its Subsidiaries is in breach of any contract to which it is a party which affects any of them or their assets in a way which is, or is likely to have, a Material Adverse Effect; and

(q)	(no material change) to the best of its knowledge, information and belief, after having made proper inquiries, there has been no change in its financial position or the operation of the Project since the date to which its Financial Statements last given to the Financier were prepared which is, or is likely to have, a Material Adverse Effect; and

(r)	(no immunity) neither it nor any of its Subsidiaries has immunity from the jurisdiction of a court or from legal process; and

(s)	(taxes not delinquent) to the best of its knowledge, information and belief, after having made proper inquiries, it has complied with all law in jurisdictions in which it is subject to taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes which if adversely determined would have a Material Adverse Effect; and

(t)	(environment)

(i)	to the best of its knowledge, information and belief, after having made proper inquiries, the Project Area and the occupation, use and development of the Project Area complies with all Environmental Laws and Environmental Approvals and the Project as contemplated by the Development Plan complies in all material respects with all applicable laws (including Environmental Laws) and existing Authorisations (including Environmental Approvals) for the Project; and

(ii)	the Company has not carried on any activities on the Project Area in a way which has given or is likely to give rise to any material Environmental Liability,

in either case which has or would be reasonably likely to have a Material Adverse Effect; and

(u)	(land claims) except as disclosed to the Financier no caveats, land claims, sacred site applications or claims of any other nature whatsoever have been lodged or made in respect of the Project, which have or would be reasonably likely to have a Material Adverse Effect; and

(v)	(Development Plan) the Development Plan is the current plan of the Company for the development, construction and operation of the Project; and

(w)	(Financial Model) the Financial Model is a fair and reasonable representation of the expected future performance of the Project and the Company from Financial Close until the end of the Project Life Period.

12.2	Repetition of representations and warranties

The representations and warranties in this clause 12 are taken to be also made (by reference to the then current circumstances) on the Drawdown Date.

12.3	Reliance

Each Obligor acknowledges that the Financier has entered into the Transaction Documents to which it is a party in reliance on, the representations and warranties in this clause 12.

13.	Undertakings

13.1	General undertakings

Each Obligor undertakes:

(a)	(accounting records) to keep proper accounting records and ensure that each of its Subsidiaries does the same; and

(b)	(no cessation of business) not, without the Financier’s consent, to cease conducting its business and not to significantly change the general character of any business it conducts; and

(c)	(status certificates) on request from the Financier, to give the Financier a certificate signed by two of its directors which states whether an Event of Default continues unremedied; and

(d)	(maintain authorisations) to obtain, renew on time and comply with the terms of each Authorisation where a failure to obtain, renew or comply with the Authorisation would have or be reasonably likely to have a Material Adverse Effect or to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(e)	(not give financial accommodation) not, without the Financier’s consent, to:

(i)	provide financial accommodation to a Related Entity, other than to a Security Provider; or

(ii)	permit financial accommodation (other than that referred to in clause 13.1(e)(i)) to remain owing to the Company by a Related Entity); or

(iii)	satisfy any financial accommodation the Company now or in the future owes to a Related Entity (other than a Security Provider or owed to the Sponsor under a Transaction Document); and

(f)	(not reduce capital) to ensure that its capital is not reduced or made capable of being called up only in certain circumstances; and

(g)	(notify interests in land) to give the Financier details about all land and interests in land (such as leases) a Project Party acquires; and

(h)	(ensure no Event of Default) to do everything necessary to ensure that no Event of Default occurs and ensure that each of its Subsidiaries does the same; and

(i)	(notify details of Event of Default) if an Event of Default occurs, to notify the Financier giving full details of the event and any step taken or proposed to remedy it; and

(j)	(purpose) to use the Facility only for the Approved Purposes; and

(k)	(notify defaults, proceedings etc) to advise the Financier promptly after it becomes aware of any pending or threatened action, claim, or proceeding against it which will have a Material Adverse Effect; and

(l)	(good standing) to do all things necessary to maintain its corporate existence in good standing and not transfer its jurisdiction of incorporation or enter into any merger, amalgamation or consolidation without the prior consent of the Senior Financier; and

(m)	(compliance with laws) to duly and punctually comply with all laws binding upon it where a failure to so comply would have or be reasonably likely to have a Material Adverse Effect;

(n)	(pay Taxes) that it will

(i)	pay when due all Taxes payable by it unless such Taxes are Contested Taxes; and

(ii)	pay such Contested Taxes after the final determination or settlement of such contest in accordance with the terms of the determination or settlement; and

(iii)	enter into a Tax Indemnity Deed in form and substance satisfactory to the Financier (such approval not to be unreasonably withheld) at the same time as it enters into a Valid Tax Sharing Agreement.

(iv)	in conjunction with providing the indemnity referred to in clause 15.1, provide further undertakings to the Financier (or procure members of the Consolidated Group to provide undertakings to the Financier) to ensure the Valid Tax Sharing Agreement remains valid and the Tax Indemnity Deed is based on reasonable allocations. Such undertakings must include undertakings that:

A.	amendments cannot be made to the Valid Tax Sharing Agreement and Tax Indemnity Deed once executed without the Financier’s consent;

B.	the Head Company of the Consolidated Group provides a copy of the Valid Tax Sharing Agreement to the Commissioner within 14 days of receiving notice under section 721-25(3) of the Tax Act;

C.	the Head Company provides notice to other members of the Consolidated Group of any notice received from the Commissioner under section 721-25(3) within two Business Days of receiving such notice, providing those members of the Consolidated Group with immediate access to the Consolidated Group’s Valid Tax Sharing Agreement and allowing the members of the Consolidated Group to provide a copy of the Valid Tax Sharing Agreement to the Commissioner as agent for (or otherwise on behalf of) the Head Company; and

D.	copies of documents and notices given to or by the Commissioner in connection with the Valid Tax Sharing Agreement will be provided to the Financier within a reasonable time; and

(o)	(pay debts) to pay or cause to be paid its financial obligations including without limitation all rates, rents and other outgoings payable by it as and when the same respectively become due and payable where a failure to pay would have or be reasonably likely to have a Material Adverse Effect; and

(p)	(operate Project) to take or procure to be taken, all action necessary or desirable in order to:

(i)	diligently develop, operate and maintain the Project in accordance with the Development Plan, the Financial Model and good industry practice; and

(ii)	ensure that all material Project Assets are maintained in good and efficient operating condition; and

(q)	(comply with the Transaction Documents) to duly and punctually comply with each of its obligations under or in respect of the Transaction Documents to which it is a party; and

(r)	(environmental matters) that it will maintain proper procedures to monitor:

(i)	its compliance with Environmental Law, Environmental Approvals and Authorisations; and

(ii)	circumstances which may give rise to a substantial claim or to a requirement of substantial expenditure by it or of cessation or material alteration of its activity (“Hazardous Circumstances”); and

(s)	(remedy) where the procedures referred to in this paragraph reveal any material non-compliance with Environmental Law, Environmental Approval or Authorisation, or reveal any Hazardous Circumstances, promptly remedy such non-compliance or Hazardous Circumstances; and

(t)	(Tenements) to ensure that all conditions and requirements relating to Tenements are observed or performed in all material respects and that the Tenements remain valid and are in full force and effect provided that nothing in this clause shall prevent the Company or any Related Entity from conditionally surrendering or allowing to lapse or expire any Tenement that does not contain an ore reserve or where such conditional surrender, lapse or expiry will not have a Material Adverse Effect; and

(u)	(insurance) to ensure that it’s assets are adequately insured over the term of the Facility, and that the Financier is noted as an insured party under insurance policies.

13.2	Information undertakings

Each	Obligor undertakes:

(a)	(annual accounts) to give its audited Financial Statements for each financial year to the Financier within 90 days after the end of that year; and

(b)	(annual consolidated accounts) if it is required to prepare consolidated Financial Statements under the Corporations Act, to give the audited consolidated Financial Statements of the economic entity constituted by it and the entities which it controls for each financial year to the Financier within 90 days after the end of that year; and

(c)	(half yearly accounts) to give its Financial Statements (audited if required under the Corporations Act) for the first half of each financial year to the Financier within 90 days after the end of that half year; and

(d)	(half yearly consolidated accounts) if it is required to prepare consolidated Financial Statements under the Corporations Act, to give the consolidated Financial Statements (audited if required under the Corporations Act) of the economic entity constituted by it and the entities which it controls for the first half of each financial year to the Financier within 90 days after the end of that half year; and

(e)	(corporate notices) to provide a copy of all notices, circulars and other written information and documents given to its shareholders in their capacity as shareholders; and

(f)	(Development Plan and Financial Model) in each year of the Facility, to provide an updated Development Plan and Financial Model; and

(g)	(details of claims) to provide details of any claim (current or, to the best of its knowledge and belief, pending or threatened), notice or other communication received by it in respect of any alleged breach or liability under any Environmental Law or any circumstances reasonably likely to result in any claim under any Environmental Law where any such breach, liability or claim would be reasonably likely to have a Material Adverse Effect; and

(h)	(suspension) to provide notification of any suspension, revocation, cancellation, annulment or amendment of any Authorisation required to carry on the Project or Environmental Approval which has or would be reasonably likely to have a Material Adverse Effect; and

(i)	(non compliance) to provide details of any material breach of or non-compliance with any Authorisation required to carry on the Project or Environmental Approval where such breach or non-compliance would be reasonably likely to have a Material Adverse Effect; and

(j)	(other information) to provide promptly, such information and supporting evidence in relation to the Company and the Project or its financial condition or business as the Financier reasonably requests from time to time.

13.3	Financial Indebtedness undertaking

Each	Obligor agrees that it will not create Financial Indebtedness (including giving guarantees and indemnities) other than:

(a)	under this agreement;

(b)	between the Obligors; or

(c)	indebtedness under the Sponsor Subordinated Facility Agreement; or

(d)	indebtedness under the Senior Financier Facility Agreement; or

(e)	Financial Indebtedness existing on the date of this agreement where such indebtedness has been disclosed in writing to the Financier; or

(f)	Financial Indebtedness secured by Permitted Encumbrances; or

(g)	credit given on the purchase of goods and services required for the carrying on of its day to day business; or

(h)	with the prior written consent of the Financier.

13.4	Negative pledge

Each	Obligor agrees:

(a)	(no Encumbrances) without the Financier’s consent, not to create an Encumbrance or allow one to exist on the whole or any part of its present or future property other than any Permitted Encumbrance; and

(b)	(no disposal) without the Financier’s consent, not to dispose of (or agree to dispose of) all or a substantial part of its property (either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily) except:

(i)	disposals made with the Financier’s consent; or

(ii)	disposals made in the ordinary course of its business for arm’s length consideration; or

(iii)	where the aggregate book value of assets disposed of over the previous 12 month period does not exceed A$1,000,000; or

(iv)	if the disponee or transferee is a Subsidiary of the Company that has provided Security.

(c)	(extension to Subsidiaries) to ensure that none of its Subsidiaries does anything which the Company is prohibited from doing under clauses 13.4(a) or 13.4(b) unless the Subsidiary has the Financier’s consent and except that the Subsidiaries may dispose of property to the Company; and

(d)	(no loans) that it will not lend money or provide any other financial accommodation to any other party except -

(i)	to a Subsidiary that has provided security to the Financier; or

(ii)	in the ordinary course of business in relation to the purchase price of goods or trade terms on usual terms for the purchaser; and

(e)	(guarantees restricted) to ensure that no guarantee (or other assurance against financial loss) is granted or outstanding in connection with money borrowed or raised by or at the request of the Company or any of its Subsidiaries, except:

(i)	if the Financier has consented; or

(ii)	for drawings, acceptances and endorsements of Bills in the ordinary course of its business; or

(iii)	if the Company’s obligations under the Transaction Documents are equally and rateably secured by a guarantee (or other assurance) in form and substance satisfactory to the Financier; or

(iv)	in relation to any money borrowed or raised and which is secured by any Permitted Encumbrance; and

(f)	(suspension, repudiation or cancellation) that it will not suspend, repudiate or cancel any provision of an Environmental Approval or an Authorisation required for the carrying on of the Project without the consent of the Senior Financier where such suspension, repudiation or cancellation would or would be reasonably likely to have a Material Adverse Effect; and

(g)	(Transaction Documents not to be amended) that it will not amend any provisions of the Transaction Documents in any material way which is reasonably likely to have the effect of derogating from the rights of the Financier (which includes any increase in the facility limit under any Transaction Document) without the Financier’s prior written consent, which will not be unreasonably withheld.

14.	Default

14.1	Events of Default

Each	of the following is an Event of Default:

(a)	(non-payment - Transaction Document) the Company does not pay any amount payable by it under any Transaction Document within 30 days of the due date for payment in accordance with the Transaction Document; or

(b)	(cross default) any other present or future monetary obligations of the Company or any of its Subsidiaries for amounts totalling more than $5,000,000 are not satisfied on time (or at the end of their period of grace, such period not to exceed 30 days) or become prematurely payable.

(In this clause 14.1(b), a “monetary obligation” means a monetary obligation in connection with:

(i)	money borrowed or raised; or

(ii)	any hiring arrangement, redeemable preference share, letter of credit or financial markets transaction (including a swap, option or futures contract), performance bond or guarantee facility; or

(iii)	a guarantee or indemnity in connection with anything referred to in paragraphs (i) or (ii)); or

(c)	(enforcement against assets) distress is levied or a judgment, order or Encumbrance is enforced, or becomes enforceable, against any property of the Company or any of its Subsidiaries for amounts totalling more than $5,000,000; or

(d)	(incorrect representation or warranty) a representation or warranty made or taken to be made by or for the Company or a Security Provider in connection with a Transaction Document is found to have been incorrect or misleading in any material respect when made or taken to be made and the Company fails within 30 days to satisfy the Lender that this is not materially prejudicial to the Lender (having regard to any remedial action taken or proposed by the Company or relevant Security Provider); or

(e)	(Insolvency) the Company or any of its Subsidiaries becomes Insolvent; or

(f)	(ceasing business) the Company or any of its Subsidiaries stops payment, ceases to carry on its business or a material part of it, or threatens to do either of those things except to reconstruct or amalgamate while solvent on terms approved by the Financier; or

(g)	(voidable Transaction Document) a Transaction Document or a transaction in connection with it is or becomes (or is claimed to be) wholly or partly void, voidable or unenforceable or does not have (or is claimed not to have) the priority the Financier intended it to have (“claimed” in this paragraph means claimed by the Company or any of its Related Entities or anyone on behalf of any of them); or

(h)	(reduction of capital) without the consent of the Financier, the Company or any of its Subsidiaries takes action to reduce its capital or buy back any of its ordinary shares or passes a resolution referred to in section 254N(1) of the Corporations Act (“Calls may be limited”); or

(i)	(default under other Transaction Document) an event occurs in relation to the Borrower or any Security Provider which is called an “event of default” under any Transaction Document other than this agreement, or any other event occurs in relation to the Borrower or any Security Provider which renders enforceable a Transaction Document that comprises an Encumbrance; or

(j)	(non-compliance with other obligations) the Company does not comply with any other obligation under any Transaction Document (other than a failure referred to elsewhere in this clause) and the failure is material and cannot be remedied, or if the non-compliance can be remedied the failure is not remedied within 30 days after the Financier requires the Company to remedy it;

(k)	(compulsory acquisition) all or a material part of its property is compulsorily acquired by any governmental agency and such event is reasonably likely to have a Material Adverse Effect on it (having regard to any compensation for the acquisition); or

(l)	(expropriation event) there occurs any expropriation, restraint, restriction, prohibition, intervention, law, decree or other order of any governmental agency which wholly or in material part prevents or hinders the performance of any Transaction Document or the operation of the Project; or

(m)	(abandonment) all or any material part of the Project is abandoned or is placed on a care and maintenance basis; or

(n)	(Financial assistance) QMCK, QMCR and QMPL have not satisfied the following:

(i)	an original copy of a guarantee and indemnity to each Finance Party (in similar terms to the Guarantee) has been executed and delivered to each Finance Party;

(ii)	an original copy of appropriate Encumbrances (in similar terms to the Deed of Security and the Shareholder Mortgage) have been executed, stamped and delivered to the Security Trustee;

(iii)	all of the items referred to in items 3 to 9 inclusive, of schedule 1 (“Project Party CP Provisions”) have been provided in accordance with the terms set out in those items as if QMCK, QMCR and QMPL were an Obligor; and

(iv)	all appropriate notices, resolutions and approvals (including shareholder resolutions in connection with section 260B of the Corporations Act), in connection with that guarantee and Encumbrance have been provided to the Financier, within a period of 20 Business Days from Financial Close.

14.2	Consequences of default

If an Event of Default occurs, then the Financier may declare at any time by notice to the Company that:

(a)	an amount equal to the Amount Owing is either:

(i)	payable on demand; or

(ii)	immediately due for payment;

(b)	the Financier’s obligations specified in the notice are terminated.

The Financier may make either or both of these declarations. The making of either of them gives immediate effect to its provisions.

15.	Costs and indemnities

15.1	Indemnity

The Company indemnifies the Financier against any and all liability, damage or loss arising from, and any reasonable Costs incurred in connection with:

(a)	an Event of Default; or

(b)	the Financier exercising or attempting to exercise a right or remedy in connection with a Transaction Document after an Event of Default; or

(c)	any indemnity the Financier gives a Controller or administrator of the Company,

except to the extent that the liability, damage, loss or Costs is contributed to by the negligence or other default of the Financier or any of its Related Entities. The Company agrees to pay amounts due under this indemnity on demand from the Financier.

15.2	Items included in loss, liability and Costs

The Company agrees that the Costs referred to in clause 15.1 (“Indemnity”) include legal Costs in accordance with any written agreement as to legal costs (whether or not the Company is a party to the agreement) or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis.

15.3	Currency conversion on judgment debt

If a judgment, order or proof of debt for an amount in connection with a Transaction Document is expressed in a currency other than that in which the amount is due under the Transaction Document, then the Company indemnifies the Financier against:

(a)	any difference arising from converting the other currency if the rate of exchange used by the Financier under clause 8.2 (“Currency of payment”) for converting currency when it receives a payment in the other currency is less favourable to the Financier than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)	the Costs of conversion.

The Company agrees to pay amounts due under this indemnity on demand from the Financier.

16.	Application of payments

The Financier may apply amounts paid by the Company towards satisfaction of the Company’s obligations under the Transaction Documents in the manner it sees fit, unless the Transaction Documents expressly provide otherwise. This appropriation overrides any purported appropriation by the Company or any other person.

17.	Dealing with interests

17.1	No dealing by Company

None of the Obligors may assign or otherwise deal with its rights under any Transaction Document or allow any interest in them to arise or be varied, in each case, without the Financier’s consent which will not be unreasonably withheld.

17.2	Dealings by Financier

The Financier may not assign or otherwise deal with its rights under the Transaction Documents (including by assignment or participation) without the Company’s consent, which will not be unreasonably withheld, except, subject to clause 17.3, that the Financier may assign to a Related Entity of the Financier its rights under the Transaction Documents and may agree to the assumption of its obligations under the Transaction Documents by a Related Entity of the Financier without the consent of the Company provided that it gives written notice of such assignment and assumption promptly after effecting such assignment.

17.3	Release

(a)	Subject to clause 17.3(b), if requested by the Financier, each Obligor will, and will ensure that each of its relevant Related Entities will, release the Financier from its future obligations under the Transaction Documents with effect from the date of their assumption by the Financier’s Related Entity under clause 17.2.

(b)	The Financier will not be entitled to a release under clause 17.3(a) if the financial standing of the Related Entity assuming the Financier’s obligations under clause 17.2 (as disclosed in its most recent financial statements) is materially worse than that of the Financier and the Related Entity would be reasonably unlikely to meet its obligations to the Company.

18.	Financial Model and Development Plan

18.1	Provision of information

The Company agrees that prior to Financial Close it will deliver a copy of the Preliminary Development Plan and the Financial Model (together with the Assumptions used in the Financial Model) to the Financier.

18.2	Preparation of Development Plan

The Company agrees that it will as soon as reasonably practical after Financial Close, prepare and deliver to the Financier the Development Plan which will be based upon and consistent with the Preliminary Development Plan but which will set out in more detail the proposed plan for the development of the Project, subject to any changes or variations determined by the Company and the Senior Financier.

18.3	Updating of the Development Plan and Financial Model

The Company agrees:

(a)	to update the Development Plan on a yearly basis (and in any event, not less than 30 days prior to the date occurring one year after the date of Acquisition) or so often as is required to reflect any material changes to the Project; and

(b)	to update the Financial Model on a yearly basis to reflect any material changes to the Project and/or the Company; and

(c)	to the extent that the Development Plan and/or the Financial Model have been updated to promptly deliver a copy of the updated Development Plan and Financial Model to the Financier.

18.4	Considerations in updating Financial Model

Any updating of the Development Plan and/or the Financial Model under clause 18.3 (“Updating of the Development Plan and Financial Model”) must take into account:

(a)	actual financial and operating performance of the Project; and

(b)	the forecast performance of the Project for the remainder of the Project Life Period (to be determined after reference to the Assumptions).

19.	Guarantee and indemnity

19.1	Consideration

The Guarantor acknowledges that each Finance Party is acting in reliance on the Guarantor incurring obligations and giving rights under this Guarantee.

19.2	Guarantee

The Guarantor unconditionally and irrevocably guarantees payment to each Finance Party of the Guaranteed Money. If the Company does not pay the Guaranteed Money on time and in accordance with the Transaction Documents, then the Guarantor agrees to pay the Guaranteed Money on demand from the Financier. A demand may be made at any time and from time to time and whether or not the Finance Party has made demand on the Company, or any other person.

19.3	Nature of guarantees

The undertakings in clause 19.2 (“Guarantee”) and clause 19.4 (“Indemnity”) are a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Guaranteed Money.

19.4	Indemnity

The Guarantor indemnifies each Finance Party against any liability, damage or loss arising, and any reasonable Costs it suffers or incurs:

(a)	if the Company does not, or is unable to, pay the Guaranteed Money in accordance with the Transaction Documents; or

(b)	if an obligation the Company would otherwise have to pay the Guaranteed Money is found to be unenforceable; or

(c)	if an obligation the Guarantor would otherwise have under clause 19.2 (“Guarantee”) is found to be unenforceable; or

(d)	if the Security Trustee or the Financier is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator (of an Insolvent person) in connection with a payment by the Guarantor or the Company. (For example, a Financier may have to, or may agree to, pay interest on the amount.); or

(e)	if the Guarantor defaults under this Guarantee; or

(f)	in connection with any person exercising, or not exercising, rights under the Guarantee.

The Guarantor agrees to pay amounts due under this indemnity on demand from the Financier.

19.5	Reinstatement of rights

Under law relating to Insolvency, a person may claim that a transaction (including a payment) in connection with the Guarantee or the Guaranteed Money is void or voidable. If a claim is made and upheld, conceded or comprised, then:

(a)	the Financier is immediately entitled as against the Guarantor to the rights in respect of the Guaranteed Money to which it was entitled immediately before the transaction; and

(b)	on request from the Financier the Guarantor agrees to do anything to restore to the Financier any Security (including the Guarantee) held by it or the Security Trustee from the Guarantor immediately before the transaction, including signing any document.

19.6	Rights of the Finance Parties are protected

Rights given to each Finance Party under this Guarantee, and the Guarantor’s liabilities under it, are not affected by any act or omission of the Financier or any other person. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)	varying or replacing any arrangement under which the Guaranteed Money is expressed to be owing, such as by increasing a Facility Limit or extending the term or changing the Security Trustee; or

(ii)	releasing the Company or giving the Company a concession (such as more time to pay); or

(iii)	releasing any person who gives a guarantee or indemnity in connection with any of the Company’s obligations; or

(iv)	releasing, losing the benefit of, or not obtaining any Encumbrance or negotiable instrument; or

(v)	by which a person becomes a Guarantor after the date of this guarantee and indemnity; or

(vi)	by which the obligations of any person who guarantees any of the Company’s obligations (including under this Guarantee) may not be enforceable; or

(vii)	by which any person who was intended to guarantee any of the Company’s obligations does not do so, or does not do so effectively; or

(viii)	by which a person who is a co-surety or co-indemnifier for payment of the Guaranteed Money is discharged under an agreement or by operation of law; or

(ix)	by which any Encumbrance which could be registered is not registered; or

(b)	a person dealing in any way with an Encumbrance, guarantee, indemnity, judgment or negotiable instrument; or

(c)	the death, mental or physical disability or Insolvency of any person including the Guarantor or the Company; or

(d)	changes in the membership, name or business of any person; or

(e)	the Company opening an account with them; or

(f)	acquiescence or delay by the Security Trustee, the Financier or any other person; or

(g)	an assignment of rights in connection with the Guaranteed Money.

19.7	No merger

The Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

(a)	any other guarantee, indemnity, or Encumbrance, or other right or remedy to which a Finance Party is entitled; or

(b)	a judgment which a Finance Party obtains against the Guarantor, the Company or any other person in connection with the Guaranteed Money.

The Security Trustee and the Financier may still exercise their rights under the Guarantee as well as under the judgment, Encumbrance or right or remedy.

19.8	Guarantor’s rights are suspended

As long as any of the Guaranteed Money remains unpaid, the Guarantor may not, without the Financier’s consent:

(a)	reduce its liability under this Guarantee by claiming that it or the Company or any other person has a right of set-off or counterclaim against a Finance Party; or

(b)	exercise any legal right to claim to be entitled to the benefit of another guarantee, indemnity, or Encumbrance given in connection with the Guaranteed Money or any other amount payable under the Guarantee. (For example, the Guarantor may not try to enforce or require the enforcement of any Encumbrance a Finance Party has taken to ensure repayment of the Guaranteed Money.); or

(c)	claim an amount from the Company, or another guarantor of the Guaranteed Money, under a right of indemnity; or

(d)	claim an amount in the Insolvency of the Company or of another guarantor of the Guaranteed Money.

19.9	Guarantor’s right of proof limited

The Guarantor agrees not to exercise a right of proof after an event occurs relating to the Insolvency of the Company or another guarantor of the Guaranteed Money independently of an attorney appointed under clause 19.12 (“Right to prove”).

19.10	No set-off against assignees

If the Financier assigns or otherwise deals with its rights under the Guarantee, the Guarantor may not claim against any assignee (or any other person who has an interest in the Guarantee) any right of set-off or other right the Guarantor has against the Financier.

19.11	Suspense account

The Financier may place in a suspense account any payment they receive from the Guarantor for as long as they think prudent and need not apply it towards satisfying the Guaranteed Money.

19.12	Right to prove

The Guarantor irrevocably appoints the Financier and each of its Authorised Officers individually as its attorney and agrees to formally approve all action taken by an attorney under this clause.

Each attorney may at any time after the occurrence of an Event of Default and while it subsists:

(a)	do anything which the Guarantor may lawfully do to exercise their right of proof after an event relating to Insolvency occurs in respect of the Company or any other guarantor of the Company’s obligations in connection with a matter not connected with the Guarantor’s rights as “Guarantor” under this agreement. (These things may be done in the Guarantor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof); and

(b)	delegate its powers (including this power) and may revoke a delegation; and

(c)	exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.

The attorney need not account to the Guarantor for any dividend received on exercising the right of proof under paragraph (a) except to the extent that any dividend remains after the Security Trustee has received all of the Guaranteed Money and all other amounts payable under the Guarantee.

20.	Notices

20.1	Form

Unless expressly stated otherwise in the Transaction Document, all notices, certificates, consents, approvals, waivers and other communications in connection with a Transaction Document must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

However, a waiver by the Financier (other than a waiver relating to a matter under clause 14 (“Default”)) may be oral.

20.2	Delivery

They must be:

(a)	left at the address set out or referred to in the Details; or

(b)	sent by prepaid post (airmail, if appropriate) to the address set out or referred to in the Details; or

(c)	sent by fax to the fax number set out or referred to in the Details.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

20.3	When effective

They take effect from the time they are received unless a later time is specified in them.

20.4	Receipt - postal

If sent by post, they are taken to be received three days after posting (or seven days after posting if sent to or from a place outside Australia).

20.5	Receipt - fax

If sent by fax, they are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

20.6	Receipt - general

Despite clause 20.4 (“Receipt - postal”) and clause 20.5 (“Receipt - fax”), if they are received after 5pm in the place of receipt or on a non-Business Day, they are taken to be received at 9am on the next Business Day.

20.7	Waiver of notice period

The Financier may waive a period of notice required to be given by the Company under this agreement.

21.	General

21.1	Application to Transaction Documents

If anything in this clause 21 is inconsistent with a provision in another Transaction Document, then the provision in the other Transaction Document prevails for the purposes of that Transaction Document.

21.2	Consents

The Company agrees to comply with all conditions in any consent the Financier gives in connection with a Transaction Document.

21.3	Certificates

The Financier may give the Company a certificate about an amount payable or other matter in connection with a Transaction Document. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

21.4	Set-off

At any time after an Event of Default, the Financier may set off any amount due for payment by the Financier to the Company against any amount due for payment by the Company to the Financier under the Transaction Document.

21.5	Discretion in exercising rights

The Financier may exercise a right or remedy or give or refuse its consent under a Transaction Document in any way it considers appropriate (including by imposing conditions).

21.6	Partial exercising of rights

If the Financier does not exercise a right or remedy under a Transaction Document fully or at a given time, the Financier may still exercise it later.

21.7	No liability for loss

The Financier is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy under a Transaction Document except to the extent that it occurs as a result of the Financier’s fraud, negligence or wilful misconduct.

21.8	Conflict of interest

The Financier’s rights and remedies under any Transaction Document may be exercised even if this involves a conflict of duty or the Financier has a personal interest in their exercise.

21.9	Remedies cumulative

The rights and remedies of the Financier under any Transaction Document are in addition to other rights and remedies given by law independently of the Transaction Document.

21.10	Indemnities

Any indemnity in a Transaction Document is a continuing obligation, independent of the Company’s other obligations under that Transaction Document and continues after the Transaction Document ends. It is not necessary for the Financier to incur expense or make payment before enforcing a right of indemnity under a Transaction Document.

21.11	Rights and obligations are unaffected

Rights given to the Financier under a Transaction Document and the Company’s liabilities under it are not affected by anything which might otherwise affect them at law.

21.12	Inconsistent law

To the extent permitted by law, each Transaction Document prevails to the extent it is inconsistent with any law.

21.13	Supervening legislation

Any present or future legislation which operates to vary the obligations of the Company in connection with a Transaction Document with the result that the Financier’s rights, powers or remedies are adversely affected (including by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

21.14	Variation and waiver

A provision of a Transaction Document, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound.

21.15	Confidentiality

Each party agrees not to disclose information provided by any other party that is not publicly available (including the existence or contents of any Transaction Document) except:

(a)	to any person in connection with an exercise of rights or a dealing with rights or obligations under a Transaction Document (including in connection with preparatory steps such as negotiating with any potential assignee or potential sub-participant or other person who is considering contracting with the Financier in connection with a Transaction Document); or

(b)	to officers, employees, legal and other advisers and auditors of the Company or the Financier; or

(c)	to any party to this agreement or any Related Entity of any party to this agreement, provided the recipient agrees to act consistently with this clause 21.15; or

(d)	with the consent of the party who provided the information (such consent not to be unreasonably withheld); or

(e)	as required by any law or stock exchange.

Each party consents to disclosures made in accordance with this clause 21.15.

21.16	Further steps

The Company agrees to do anything the Financier asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) to bind the Company and any other person intended to be bound under the Transaction Documents.

21.17	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document.

21.18	Governing law

Each Transaction Document is governed by the law in force in Queensland and the Company and the Financier submit to the non-exclusive jurisdiction of the courts of that place.

21.19	Serving documents

Without preventing any other method of service, any document in a court action may be served on a party by being delivered to or left at that party’s address for service of notices under clause 20 (“Notices”).

21.20	Code of Banking Practice

The parties to this document agree that the Code of Banking Practice 2003 does not apply to any Transaction Document or any transaction or service under any Transaction Document.

EXECUTED as an agreement

Schedule 1 - Conditions precedent (clause 3.4)

Conditions to Drawing

•	Each item must be in form and substance satisfactory to the Financier.

•	Certification is to be by a director or secretary of the Company or Security Provider (as applicable), that the item is true and complete as at a date no earlier than the date of this agreement.

Item	Form	Required for
1. Constitution	Certified copy	Project Party

2. Certificate of registration	Certified copy	Project Party

3.      Extract of minutes of a meeting of the entity’s board of directors which evidences the resolutions:

(a)    authorising the signing and delivery of the Transaction Documents to which the entity is a party and the observance of obligations under those documents; and

(b)    appointing Authorised Officers of the entity; and

(c)    which acknowledge that the Transaction Documents (to which the entity is a party) will benefit that entity and which sets out the reasoning behind that conclusion.

	Original	Obilgor

4. Each document which evidences any other necessary corporate or other action of the entity in connection with the Transaction Documents to which it is a party.	Certified copy	Obligor

5. Each authorisation of the entity necessary to enter into the Transaction Documents to which it is a party and to comply with obligations under those documents and enforce those documents.	Certified copy	Obligor

6. Each power of attorney under which a person signs a Transaction Document for the entity showing evidence of stamping and registration;	Certified copy	Obligor

7. Specimen signature of (a) each Authorised Officer of the entity; and (b) each other person who is authorised to sign a Transaction Document for the entity.	Original	Obligor

8. Each Transaction Document: (a) fully signed; (b) evidence of stamping or that the Financier has received an amount equal to the stamp duty payable; and; and (c) evidence of registration.	Original	Not applicable

9. Evidence that notices of charge and/or consents under each Security have been delivered and returned properly executed to the Security Trustee.	Original	Not applicable

10. Evidence that an Obligor is the registered holder(s) of all required Environmental Approvals.	Certified Copy	Company

11     Evidence that all Authorisations necessary or prudent to be obtained in connection with the carrying on of the Project, except for any which as a matter of generally applicable administrative or good business practice cannot or should not reasonably be obtained until shortly before the matters to which they relate commence where such matters are not imminent.

	Certified Copy	Company

12. Evidence that funds will be drawndown under the Senior Financier Facility Agreement to partially fund completion under the Sale and Purchase Agreement on the Drawdown Date.

13. Evidence that completion will occur under the terms of the Sale and Purchase Agreement on the Drawdown Date.

14. Evidence that there has been no material adverse change in the business, assets or financial condition of any Obligor from that disclosed to the Financier prior to the date of this agreement.

15.    Evidence that a deed of release has been provided by each of AMC and Australian and New Zealand Banking Group Limited in a form acceptable to the Financier releasing the Financier from certain liabilities or potential liabilities to those parties.

16. Evidence that none of the Security Providers have provided any Encumbrance other than Permitted Encumbrances.

17. Evidence that the Interim Working Capital Debt will be repaid on the Drawdown Date.

18. No Event of Default is subsisting.	Not applicable	Not applicable

Schedule 2 - Drawdown Notice (clause 3)

To:	[Name and address of Financier]

Attention:	[Insert]

[Date]

Advance Drawdown Notice - between [Company], [Guarantor] and [Financier] dated [            ] (“Loan Agreement”)

Under clause 0 (“Requesting the Drawing”) of the Loan Agreement, the Company gives notice as follows.1

The Company wants to borrow under the Facility.

•	The requested Drawdown Date is [ ][2].

•	The amount of the proposed Drawing is A$[30 million][3].

•	The proposed Drawing is to be paid to:

Account number:	[ ]
Account name:	[ ]
Bank:	[ ]
Branch:	[ ]
BSB:	[ ]

The Company represents and warrants that the representations and warranties in the Loan Agreement are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Advance Drawdown Date.

The “Interpretation” clause of the Loan Agreement applies to this notice as if it was fully set out in this notice.

[Name of person] being

an Authorised Officer of

[Name of Company]

Instructions for completion

1	All items must be completed.

2	Must be a Business Day.

3	Must be A$500,000 or a whole multiple of A$250,000.

Schedule 3 - Preliminary Development Plan

Schedule of information sent to Senior

Financier regarding the Preliminary

Development Plan.

Email	Date Sent	Attachments
QMAG Refinancing	10-Aug-04	LE Aug10.04 ICB to ABN Amro re QMAG lines.doc

CF Aug06.04 PBN Mods to QMAG Sales v1provided Aug04.04.xls

CF Aug06.04 PBN Mods to QMAG Model provided Aug04.04.xls

CF Aug10.04 ICB mod2 to AMC’s 2004-05budgetplcashflowfinal15-6-0411.xls

QMAG information	12-Aug-04	qmagbankpresentation9-7-04.ppt

Qmag Presentation	13-Aug-04	qmagbankpresentationchinaslides13-8-04.ppt

QMAG Model	25-Aug-04	CF Aug24.04 ABN Amro & RCF valuation Model.xls

QMAG Model - single file	25-Aug-04	CF Aug24.04 ABN Amro & RCF valuation Model.xls

QMAG Debt	26-Aug-04

Model	02-Sep-04	CF Aug31.04 ABN Amro & RCF valuation Model.xls

Model	03-Sep-04	CF Aug09.04 C Johannsen - 2004-05budgetplcashflowfinal15-6-04.xls

Response to queries from yesterday	15-Sep-04	ME Sept14.04 PBN Term Sheet Responses.doc

BDA Documentation	23-Sep-04	ME Sept23.04 PBN mods to AAB Scope of Work for BDA.doc

FW: ABN AMRO Model - Draft	24-Sep-04	qmagrcfmodel17-9-04abnversion.xls

FW: Post Completion Structure - Flow Chart	07-Oct-04	Post Completion Structure - Flow Chart (from Due Diligence Report)_v1.doc

Base Case Model	29-Oct-04	ME oct28.04 A Roughead Base Case Credit Price Justification.doc

FN Oct28.04 ANZ fx mark to market 1.xls

FN Oct28.04 ANZ fx mark to market 2.pdf

CF Oct28.04 E Elsterman Acquisition Only Model with PBN Mods.xls

Email	Date Sent	Attachments
CS Oct28.04 A Roughead recent sales prices for ABN base case.xls

BHP Note	29-Oct-04	FN Oct29.04 P Rix BHP Meeting Notes.doc

FW: Price Quotation for Companhia Vale do Rio Doce	29-Oct-04	Queensland.doc

Model used by ABN Amro for Credit Approval - QMAG Nov02.04 Base Case Business Model Final.xls

Signing page

Dated: 29 November 2004

Signed by as attorney for ACN 111 279 906 Ltd under a Power of Attorney dated 26 November 2004, in the presence of:	/s/ Brian T. Dolan, Attorney-in Fact
Signature

/s/ S. E. Thomas
Signature of Witness	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Sian Emma Thomas
Name of Witness in full

Signed by as attorney for QMCH Pty Ltd ACN 111 293 433 under a Power of Attorney dated 26 November 2004, in the presence of:	/s/ Brian T. Dolan, Attorney-in-Fact
Signature

/s/ S. E. Thomas
Signature of Witness	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Sian Emma Thomas
Name of Witness in full

Signed by Dominic Martin McGann as attorney for Newmont Finance Ltd under a Power of Attorney dated 25 November 2004, in the presence of:	/s/ Dominic Martin McGann
Signature

/s/ Meredith Campion
Signature of Witness	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Meredith Nancy Campion
Name of Witness in full